Exhibit 99.1

BANCFIRST CORPORATION REPORTS FIRST QUARTER EARNINGS

OKLAHOMA CITY, April 15, 2021 /PRNewswire/ -- BancFirst Corporation (NASDAQ GS:BANF) reported net income of $42.5 million, or $1.27 diluted earnings per share, for the first quarter of 2021 compared to net income of $22.6 million, or $0.68 diluted earnings per share, for the first quarter of 2020. For the first quarter of 2021, no provision for credit losses was recorded, compared to a provision for credit losses of $19.6 million for the first quarter of 2020.

BancFirst Corporation Executive Chairman David Rainbolt commented, “Clearly the worst case scenarios for credit losses resulting from the pandemic are off the table. The consequence is that large reserve balances from last year’s provisions do not need to be augmented. Moreover, if the economy continues to progress, we will likely see reversal of those provisions to some degree over the balance of the year.”

The Company’s net interest income for the first quarter of 2021 increased to $77.2 million compared to $74.1 million for the first quarter of 2020. Net interest income increased for the first quarter of 2021 due to loan growth, PPP fee income of approximately $9.5 million and the decrease in interest rates paid on deposits. The net interest margin for the quarter was 3.36% compared to 3.82% a year ago. Noninterest income for the quarter totaled $39.9 million, compared to $35.1 million last year. The increase in noninterest income was due to a gain from the sale of the Company’s Hugo, Oklahoma branch of $2.5 million, $2.4 million in rental income from a real estate property foreclosed on in the fourth quarter of 2020, and a $1.2 million increase in income from sales of mortgage loans, which were partially offset by a $1.3 million decrease in treasury management income. Noninterest expense for the quarter increased to $65.0 million compared to $61.4 million last year because of $1.4 million of expenses related to the aforementioned foreclosed property, and a $2.2 million gain on the sale of other real estate owned in the first quarter of 2020 that reduced noninterest expense. The Company’s effective tax rate was 18.5% compared to 20.0% for the first quarter of 2020.

At March 31, 2021, the Company’s total assets were $10.5 billion, an increase of $1.3 billion from December 31, 2020. Debt securities of $520.5 million were down $34.7 million from December 31, 2020. Loans totaled $6.4 billion, a decrease of $68.1 million from December 31, 2020 partially due to approximately $21 million of loans that were sold with the Company’s Hugo, Oklahoma branch. Deposits totaled $9.4 billion, an increase of $1.3 billion from December 31, 2020. The increase in assets and deposits was primarily related to the Paycheck Protection Program (PPP) and other government stimulus payments. At March 31, 2021, the balance of the PPP loans was $713.7 million. The Company’s total stockholders’ equity was $1.1 billion, an increase of $26.8 million over December 31, 2020. Off-balance sheet sweep accounts were $2.2 billion at March 31, 2021 compared to $2.7 billion at December 31, 2020.

Nonaccrual loans represent 0.55% of total loans at March 31, 2021, down from 0.58% at year-end 2020. Net charge-offs for the quarter were 0.01% of average loans, compared to 0.02% of average loans for the first quarter of 2020.  The allowance for credit losses to total loans was 1.42% at both March 31, 2021 and year-end 2020, and the allowance for credit losses to nonaccrual loans was 257.20% compared to 243.35% at year-end 2020.

On February 19, 2021, the Company entered into a purchase and assumption agreement with The First National Bank and Trust Company of Vinita, Oklahoma to purchase certain of its assets and assume its deposits and certain other obligations. The First National Bank and Trust Company of Vinita is a nationally chartered bank with banking locations in Vinita and Grove, Oklahoma. These banking locations would become branches of BancFirst. As of December 31, 2020, The First National Bank and Trust Company of Vinita had approximately $285 million in total assets, $209 million in loans, and $258 million in deposits. The purchase and assumption is expected to be completed during the second quarter of 2021 and is subject to regulatory approval.

BancFirst Corporation CEO David Harlow commented, “Government stimulus continued to inject liquidity into the economy and drive deposit totals materially higher.  Absent PPP, overall loan demand continues to be soft.  PPP fees generated from both round 1 and round 2 bolstered net interest income while both core non-interest income and core non-interest expense were essentially flat.  With zero provision for the quarter compared to $19.6 million a year ago, a nominally strong quarter at $1.28 per share is the result.”

BancFirst Corporation (the Company) is an Oklahoma based financial services holding company. The Company operates two subsidiary banks, BancFirst, is Oklahoma’s largest state-chartered bank with 106 banking locations serving 58 communities across Oklahoma, and Pegasus Bank, with 3 banking locations in Dallas, TX. More information can be found at www.bancfirst.bank.

The Company may make forward-looking statements within the meaning of Section 27A of the securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters.  Forward-looking statements include estimates and give management’s current expectations or forecasts of future events.  The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time.  Actual results may differ materially from forward-looking statements.

For additional information call:

Kevin Lawrence, Chief Financial Officer at (405) 270-1003 or

David Harlow, Chief Executive Officer at (405) 270-1082.

BancFirst Corporation

Summary Financial Information

(Dollars in thousands, except per share and share data - Unaudited)

	2021	2020	2020	2020	2020
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Condensed Income Statements:
Net interest income	$77,206	$79,535	$75,852	$77,208	$74,073
Provision for credit losses	—	4,992	18,740	19,333	19,583
Non-interest income:
Trust revenue	3,102	2,976	3,131	3,368	3,655
Service charges on deposits	19,100	19,796	19,078	16,760	18,804
Securities transactions	95	156	—	(595)	50
Income from sales of loans	2,010	1,852	1,873	1,561	781
Insurance commissions	5,989	5,680	5,197	4,443	5,676
Cash management	3,003	3,135	3,701	4,255	4,320
Other	6,636	1,825	1,595	2,290	1,859
Total noninterest income	39,935	35,420	34,575	32,082	35,145

Non-interest expense:
Salaries and employee benefits	39,577	40,750	41,995	42,226	39,756
Occupancy expense, net	4,348	4,533	4,503	3,839	3,546
Depreciation	3,877	3,779	3,795	3,544	3,491
Amortization of intangible assets	793	915	968	968	964
Data processing services	1,678	1,763	1,669	1,629	1,692
Net expense from other real estate owned	1,510	420	196	(12)	(2,135)
Marketing and business promotion	1,879	1,671	1,485	1,485	2,355
Deposit insurance	876	857	723	365	136
Other	10,425	10,923	10,749	10,607	11,580
Total noninterest expense	64,963	65,611	66,083	64,651	61,385
Income before income taxes	52,178	44,352	25,604	25,306	28,250
Income tax expense	9,658	8,994	4,714	4,576	5,642
Net income	$42,520	$35,358	$20,890	$20,730	$22,608
Per Common Share Data:
Net income-basic	$1.30	$1.08	$0.64	$0.64	$0.69
Net income-diluted	1.27	1.06	0.63	0.63	0.68
Cash dividends declared	0.34	0.34	0.34	0.32	0.32
Common shares outstanding	32,771,013	32,719,852	32,679,191	32,662,691	32,646,691
Average common shares outstanding -
Basic	32,756,852	32,690,296	32,668,789	32,651,262	32,679,587
Diluted	33,408,116	33,275,550	33,168,938	33,075,493	33,287,359
Performance Ratios:
Return on average assets	1.69%	1.45%	0.86%	0.88%	1.07%
Return on average stockholders’ equity	15.90	13.25	7.89	7.99	8.87
Net interest margin	3.36	3.54	3.40	3.54	3.82
Efficiency ratio	55.46	57.08	59.84	59.16	56.20

BancFirst Corporation
Summary Financial Information
(Dollars in thousands, except per share and share data - Unaudited)

	2021	2020	2020	2020	2020
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Balance Sheet Data:

Total assets	$10,549,305	$9,212,357	$9,618,868	$9,612,453	$8,669,096
Interest-bearing deposits with banks	2,788,316	1,336,394	1,609,462	1,583,116	1,356,826
Debt securities	520,543	555,196	596,941	608,031	591,987
Total loans	6,380,108	6,448,225	6,660,694	6,696,856	6,006,065
Allowance for credit losses	(90,860)	(91,366)	(106,126)	(89,500)	(70,080)
Deposits	9,371,940	8,064,704	8,495,891	8,486,671	7,573,200
Stockholders' equity	1,094,671	1,067,885	1,043,752	1,034,199	1,023,380
Book value per common share	33.40	32.64	31.94	31.66	31.35
Tangible book value per common share (non-GAAP)(1)	28.27	27.47	26.74	26.43	26.09
Balance Sheet Ratios:
Average loans to deposits	70.84%	77.02%	78.55%	79.78%	77.75%
Average earning assets to total assets	91.54	91.82	91.99	92.23	91.51
Average stockholders' equity to average assets	10.64	10.91	10.90	10.96	12.02
Asset Quality Data:
Past due loans	$5,282	$4,802	$6,412	$5,382	$10,065
Nonaccrual loans (5)	35,326	37,545	82,385	49,477	45,181
Restructured loans	7,801	7,784	2,837	3,213	3,158
Total nonperforming and restructured loans	48,409	50,131	91,634	58,072	58,404
Other real estate owned and repossessed assets	30,320	32,480	4,939	4,948	6,001
Total nonperforming and restructured assets	78,729	82,611	96,573	63,020	64,405
Nonaccrual loans to total loans	0.55%	0.58%	1.24%	0.74%	0.75%
Nonaccrual loans to total Non-PPP loans (non-GAAP)(3)	0.62	0.65	1.41	0.84	0.75
Nonperforming and restructured loans to total loans	0.76	0.78	1.38	0.87	0.97
Nonperforming and restructured loans to total Non-PPP loans (non-GAAP)(3)	0.85	0.86	1.57	0.99	0.97
Nonperforming and restructured assets to total assets	0.75	0.90	1.00	0.66	0.74
Allowance to total loans	1.42	1.42	1.59	1.34	1.17
Allowance to total Non-PPP loans (non-GAAP)(3)	1.60	1.58	1.82	1.52	1.17
Allowance to nonaccrual loans	257.20	243.35	128.82	180.89	155.11
Allowance to nonperforming and restructured loans	187.69	182.26	115.81	154.12	119.99
Net charge-offs to average loans	0.01	0.30	0.03	0.00	0.02

Reconciliation of Tangible Book Value Per Common Share (non-GAAP)(2):

Stockholders' equity	$1,094,671	$1,067,885	$1,043,752	$1,034,199	$1,023,380
Less goodwill	149,922	149,922	149,922	149,922	149,923
Less intangible assets, net	18,206	18,999	19,914	20,882	21,850
Tangible stockholders’ equity (non-GAAP)	$926,543	$898,964	$873,916	$863,395	$851,607
Common shares outstanding	32,771,013	32,719,852	32,679,191	32,662,691	32,646,691
Tangible book value per common share (non-GAAP)	$28.27	$27.47	$26.74	$26.43	$26.09

(1) Refer to the “Reconciliation of Tangible Book Value per Common Share (non-GAAP)” Table.

(2)     Tangible book value per common share is stockholders’ equity less goodwill and intangible assets, net, divided by common shares outstanding. This amount is a non-GAAP financial measure but has been included as it is considered to be a critical metric with which to analyze and evaluate the financial condition and capital strength of the Company. This measure should not be considered a substitute for operating results determined in accordance with GAAP.

Reconciliation of Non-PPP loan ratios (non-GAAP)(4):

Total loans	$6,380,108	$6,448,225	$6,660,694	$6,696,856	$6,006,065
Less PPP loans	713,714	652,693	831,703	825,093	—
Total Non-PPP loans (non-GAAP)	$5,666,394	$5,795,532	$5,828,991	$5,871,763	$6,006,065

Nonaccrual loans (5)	35,326	37,545	82,385	49,477	45,181
Nonaccrual loans to total Non-PPP loans (non-GAAP)	0.62%	0.65%	1.41%	0.84%	0.75%
Total nonperforming and restructured loans	48,409	50,131	91,634	58,072	58,404
Nonperforming and restructured loans to total Non-PPP loans (non-GAAP)	0.85%	0.86%	1.57%	0.99%	0.97%
Allowance for credit losses	(90,860)	(91,366)	(106,126)	(89,500)	(70,080)
Allowance to total Non-PPP loans (non-GAAP)	1.60%	1.58%	1.82%	1.52%	1.17%

(3) Refer to the “Reconciliation of Non-PPP loan ratios (non-GAAP)” Table.

(4)     Nonaccrual loans to total Non-PPP loans is nonaccrual loans, divided by total loans less Paycheck Protection Program (PPP) loans. Nonperforming and restructured loans to total Non-PPP loans is nonperforming and restructured loans, divided by total loans less PPP loans. Allowance to total Non-PPP loans is allowance for credit losses, divided by total loans less PPP loans. These amounts are non-GAAP financial measures but have been included as they are considered critical metrics with which to analyze and evaluate the financial condition and capital strength of the Company. These measures should not be considered substitutes for operating results determined in accordance with GAAP.

(5) Government Agencies guarantee approximately $6.6 million of nonaccrual loans at March 31, 2021.

BancFirst Corporation

Consolidated Average Balance Sheets

And Interest Margin Analysis

Taxable Equivalent Basis

(Dollars in thousands - Unaudited)

	Three Months Ended
	March 31, 2021
		Interest	Average
	Average	Income/	Yield/
	Balance	Expense	Rate
ASSETS
Earning assets:
Loans	$6,400,845	$77,766	4.93%
Securities – taxable	521,698	1,693	1.32
Securities – tax exempt	19,340	88	1.84
Federal funds sold and interest-bearing deposits with banks	2,387,000	595	0.10
Total earning assets	9,328,883	80,142	3.48
Nonearning assets:
Cash and due from banks	268,848
Interest receivable and other assets	683,868
Allowance for credit losses	(90,551)
Total nonearning assets	862,165
Total assets	$10,191,048
LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Transaction deposits	$766,994	$149	0.08%
Savings deposits	3,504,020	1,106	0.13
Time deposits	657,938	1,067	0.66
Short-term borrowings	2,928	1	0.19
Junior subordinated debentures	26,804	491	7.43
Total interest-bearing liabilities	4,958,684	2,814	0.23
Interest-free funds:
Noninterest-bearing deposits	4,106,084
Interest payable and other liabilities	41,522
Stockholders’ equity	1,084,758
Total interest free funds	5,232,364
Total liabilities and stockholders’ equity	$10,191,048
Net interest income		$77,328
Net interest spread			3.25%
Effect of interest free funds			0.11%
Net interest margin			3.36%